EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of Time Warner Cable Inc. of our reports dated February 19, 2010 with respect to the consolidated financial statements, schedule, and supplementary information of Time Warner Cable Inc., and the effectiveness of internal control over financial reporting of Time Warner Cable Inc., included in Time Warner Cable Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009:
1)	Form S-8 No. 333-141579

2)	Form S-8 No. 333-160990

3)	Form S-8 No. 333-160992

4)	Form S-3 No. 333-151671

/s/ ERNST & YOUNG LLP

New York, New York
February 19, 2010